Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Institutional Large Cap Growth Fund, which was held on
November 1, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
Nominee
Number of Shares For
Jeffrey L. Shames 9,367,347.718 0
John W. Ballen 9,367,347.718 0
Lawrence H. Cohn 9,367,347.718 0
J. David Gibbons 9,367,347.718 0
William R. Gutow 9,367,347.718 0
J. Atwood Ives 9,367,347.718 0
Abby M. O'Neill 9,367,347.718 0
Lawrence T. Perera 9,367,347.718 0
William J. Poorvu 9,367,347.718 0
Arnold D. Scott 9,367,347.718 0
J. Dale Sherratt 9,367,347.718 0
Elaine R. Smith 9,367,347.718 0
Ward Smith 9,367,347.718 0
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 7,718,888.117
Against 778,337.000
Abstain 870,122.601
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 8,497,225.117
Against 0
Abstain 870,122.601
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 8,497,225.117
Against 0
Abstain 870,122.601
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to nonfundamental.
(Item 5 is not applicable for the MFS Institutional Large Cap Growth Fund.) Number of Shares
For
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending June 30, 2002.
Number of Shares
For 9,367,347.718
Against 0
Abstain 0